UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2011

Oclaro, Inc.

(Exact name of registrant as specified in its charter)

000-30684

(Commission File Number)

Delaware	20-1303994
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2560 Junction Avenue San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2011, Oclaro, Inc., a Delaware corporation (the “Company”), entered into a Manufacturing and Purchase Agreement (the “Agreement”) with Fabrinet (“Fabrinet”), pursuant to which Fabrinet will manufacture and supply to the Company certain Company products pursuant to the terms thereof. The initial term of the Agreement began on November 8, 2011 (the “Effective Date”) and will expire two years from the Effective Date (the “Initial Term”). The Agreement will automatically renew beyond the Initial Term for successive one year periods unless either party notifies the other in writing ninety (90) days prior to the scheduled expiration of the Agreement that the Agreement shall expire at the end of the then-current term.

The Agreement provides that the type, quantity and price of the products to be manufactured under the Agreement will be determined based upon individual statements of work and/or purchase orders. Except as may be otherwise expressly specified in a statement of work, the Agreement is non-exclusive. The Company shall have the right to use other contract manufacturers to manufacture its products or to manufacture such products itself. As previously disclosed, the parties’ existing Volume Supply Agreement, dated May 6, 2004, as amended on April 1, 2008, will expire on December 31, 2011.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2011	OCLARO, INC.

/s/ Jerry Turin
Jerry Turin
Chief Financial Officer